Exhibit 10.41

SECOND AMENDMENT TO LEASE

[CarrAmerica Realty, L.P./Musician’s Friend, Inc.]

THIS AMENDMENT (this “Amendment”) is entered into as of the 15th day of April, 2003, between CARRAMERICA REALTY, L.P., a Delaware limited partnership (“Landlord”), whose address is 1850 K Street, N.W., Suite 500, Washington, D.C. 20006, and MUSICIAN’S FRIEND, INC., a Delaware corporation (“Tenant”), whose address is 180 West Election Road, Suite 100, Draper, Utah 84020.

FOR THE SUM OF TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:

1.                                       Definitions.  As used in this Amendment, each of the following terms shall have the meaning indicated:

1.1.                              “Lease” means the Lease, dated August 25, 1998, entered into between Landlord and Tenant, as previously amended by the letter agreement, dated October 18, 2000.

1.2.                              “New Premises” means the new premises described in Paragraph 4 of this Amendment.

1.3.                              “Old Premises” means the premises covered by the Lease prior to this Amendment.

1.4.                              “Relocation Date” means, unless otherwise agreed in writing by Landlord and Tenant, the later of (a) September 26, 2003, or (b) the date that is ten (10) calendar days after Landlord gives Tenant written notice that the improvements to be made by Landlord pursuant to Paragraph 6 of this Amendment are completed in a good and workmanlike manner, provided that all of the building systems serving the New Premises (such as rest rooms, HVAC systems, lighting, elevators, if any, doors, locks and other similar components) are in good working condition, and the New Premises are otherwise substantially in compliance with the terms and conditions of the Lease (as amended by this Amendment).

2.                                       Purpose.  Landlord and Tenant desire to amend the Lease as set forth in this Amendment.

3.                                       Various Definitions.  As of the Relocation Date, the following terms shall have the indicated meanings for all purposes of the Lease: “Project” means the building (the “Building”) known as “Building #15, Wasatch Corporate Center” and the land (the “Land”) located at 180 West Election Road.

4.                                       Schedule.  As of the Relocation Date, Items 2, 3, 4, 10 and 12 of the Schedule set forth at the outset of the Lease are deleted in their entirety and are replaced, respectively, with the following new Items 2, 3, 4, 10 and 12:

2.                                       Premises:  Suite 100 consisting of approximately 25,530 rentable square feet located on the first floor of the Building, as depicted on the attached Appendix A.

3.                                       Rentable Square Feet of the Premises:  Approximately 25,530 rentable square feet.

4.                                       Tenant’s Proportionate Share:  49.9315% (based upon a total of approximately 51,130 rentable square feet in the Building).

10.                                 Termination Date:  December 31, 2008.

12.                                 Base Rent:

Period

Annual Base Rent

Monthly Base Rent

Base Rent Per RSF

Relocation Date to 12-31-03

$

302,460.00

$

25,205.00

N/A

1-1-04 to 12-31-04

$

244,156.56

$

20,346.38

$

9.56

1-1-05 to 12-31-05

$

253,602.60

$

21,133.55

$

9.93

1-1-06 to 12-31-06

$

263,304.00

$

21,942.00

$

10.31

1-1-07 to 12-31-07

$

273,516.00

$

22,793.00

$

10.71

1-1-08 to 12-31-08

$

284,238.60

$

23,686.55

$

11.13

5.                                       Moving Allowance.  Landlord shall pay the reasonable cost of moving Tenant’s existing cubicles from the Old Premises to the New Premises, and the reasonable cost of providing electrical connections to such cubicles.  In addition, Landlord shall reimburse Tenant up to $15,000 for costs necessary (as per the bid from Aspect) for moving Tenant’s telephone switch to the New Premises.

6.                                       Tenant Improvements.  Landlord shall remodel the New Premises in accordance with the space plan attached as Appendix B.  Included in the remodeling will be the costs necessary for telephone and data cabling (estimated at $54,000 to $57,000).

7.                                       Relocation Date.  Provided that this Amendment is executed and the space plan for the New Premises is agreed on prior to May 1, 2003, if the Relocation Date has not occurred on or before September 26, 2003, the Base Rent payable by Tenant under the Lease (without reference to this Amendment) shall abate one day for each day between September 26, 2003 and the day on which the Relocation Date actually occurs for up to thirty (30) days of abatement of Base Rent (or until October 26, 2003).  If the Relocation Date has not occurred on or before October 26, 2003, no further abatement of Base Rent shall occur and, unless Landlord and Tenant otherwise agree in writing, this Amendment shall automatically terminate and cease to be of any further force or effect.

8.                                       Surrender.  Within ten (10) calendar days after the Relocation Date, Tenant shall surrender the Old Premises in accordance with Section 14 and any other applicable provisions of the Lease.

9.                                       Generator.  If Tenant elects to install an emergency generator for the New Premises, Landlord will contribute $75,000 toward the cost and installation of the generator, which shall be purchased and installed by Tenant.  The location and size of the generator, together with its method of installation and screening, must be approved in writing by Landlord in advance.  At the expiration of the Term or sooner termination of the Lease, Tenant shall leave the generator (in good working condition and repair) in the New Premises and the generator, with its associated infrastructure and wiring, shall automatically become the sole property of Landlord, free and clear of any claims of Tenant or any other person.  During the Term, Tenant, at its sole cost and expense, shall be solely responsible for all maintenance, repairs, replacements, risk of loss and other costs, expenses, fees and charges related to the generator, and Landlord shall have absolutely no responsibility or liability therefor.

10.                                 Extension Option.  Subject to Subsection B below, Tenant may at its option extend the Term for one (1) period of two (2) years (the “Renewal Term”).  The Renewal Term shall be upon the same terms contained in the Lease (as amended by this Amendment) excluding the provisions of Appendix C of the Lease and except for the payment of Base Rent during the Renewal Term; and any reference in the Lease to the “Term” of the Lease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise.  Tenant shall have no additional extension options.

A.                                   The Base Rent during the Renewal Term shall be the greater of (i) the Base Rent applicable to the last day of the final Lease Year prior to the Renewal Term, or (ii) 100% of the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term.  “Market Rate” shall mean the then prevailing market rate for a comparable term commencing on the first day of the Renewal Term for tenants of comparable size and creditworthiness for comparable space in the Building and other first class office buildings in the vicinity of the Building.

B.                                     To exercise its option, Tenant must deliver a binding notice to Landlord prior to January 1, 2008.  Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below and Landlord shall inform Tenant of the Market Rate.  Such calculations shall be final and shall not be recalculated at the actual commencement of the Renewal Term.  If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

C.                                     Market Rate shall be determined as follows:

(i)                                     If Tenant provides Landlord with its binding notice of exercise pursuant to Subsection B above, then prior to February 1, 2008 Landlord shall calculate and inform Tenant of the Market Rate.  If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate.  If Tenant fails to timely reject Landlord’s calculation of the Market Rate it will be deemed to have accepted such calculation.  If Landlord and Tenant are unable to reach agreement within twenty-one (21) days after Landlord’s receipt of Tenant’s notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.

(ii)                                  If Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) days, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope their good faith estimate of the Market Rate.  If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two.  Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) and (iv) below.

(iii)                               Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least five (5) years of experience in appraising office space in the metropolitan area in which the Project is located (a “Qualified Appraiser”).  If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator.  If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(iv)                              Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate.  The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding.  If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice.  The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected.  Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

D.                                    Tenant’s option to extend the Lease is subject to the conditions that:  (i) on the date that Tenant delivers its binding notice exercising an option to extend, Tenant is not in default under the Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned the Lease, or sublet any portion of the New Premises under a sublease which is effective at any time during the final twelve (12) months of the five-year Term.

11.                                 Right of First Offer.  Subject to Subsection B below, and subject to any expansion or renewal options of any current tenant in the Building (a “Prior Tenant”), or the right of Landlord to extend the lease of any Prior Tenant, Landlord hereby grants to Tenant for the Term a right of first offer for any space that becomes available in the Building during the Term (collectively, the “ROFO Space”), to be exercised in accordance with Subsection A below.

A.                                   If any ROFO Space becomes available for lease to anyone other than a Prior Tenant, Landlord shall so notify Tenant (“Landlord’s ROFO Notice”) identifying the available ROFO Space (the “Subject ROFO Space”).  Landlord’s ROFO Notice may be given up to sixteen (16) months in advance of such availability and shall contain the terms upon which Landlord intends to offer the Subject ROFO Space for lease to the market.  Tenant shall notify Landlord within ten (10) days of receipt of Landlord’s ROFO Notice whether it desires to lease the Subject ROFO Space on the terms set forth in Landlord’s ROFO Notice.  If Tenant does not notify Landlord within said 10-day period that it will lease the Subject ROFO Space, Tenant shall be deemed to have refused the Subject ROFO Space.  After any refusal, Tenant shall have no further right of first offer for such Subject ROFO Space and Landlord shall be free to lease such space to any party for any term and upon any terms it desires.  If Tenant exercises its right of first offer with respect to the Subject ROFO Space, such space shall be added to the New Premises for all purposes of the Lease for the remaining Term of the Lease (but in no event less than three (3) years) on the terms specified in Landlord’s ROFO Notice, and (b) the terms of the Lease to the extent that they do not conflict with the terms specified in Landlord’s ROFO Notice.

B.                                     Tenant’s right of first offer is subject to the conditions that:  (i) on the date that Tenant delivers its notice exercising its right of first offer, Tenant is not in default under the Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned the Lease, or sublet any portion of the New Premises under a sublease which is in effect at any time during the period commencing with Tenant’s delivery of its notice and ending on the date the ROFO Space is added to the New Premises.

C.                                     Promptly after Tenant’s exercise of its right of first offer, Landlord shall execute and deliver to Tenant an amendment to the Lease to reflect changes in the New Premises, Base Rent, Tenant’s Proportionate Share and any other appropriate terms changed by the addition of the ROFO Space.  Within 15 days thereafter, Tenant shall execute and return the amendment.

12.                                 Notices.  The notice addresses for Landlord set forth in Section 23 of the Lease are revised to read as follows:

CarrAmerica Realty, L.P.

7600 East Orchard Road

Suite 370 South

Greenwood Village, Colorado 80111

Attn:  Market Officer

with a copy to:

CarrAmerica Realty Corporation

1850 K Street, N.W., Suite 500

Washington, D.C. 20006

Attn:  Lease Administration

13.                                 Appendix A.  Appendix A attached to the Lease is replaced with the attached Appendix A.

14.                                 Condition of New Premises.  Landlord represents and warrants to Tenant that, to Landlord’s current, actual knowledge, (a) the existing plumbing, electrical, HVAC system, exterior walls, foundation, roof and load-bearing walls of the New Premises are in good working order, and (b) the structural integrity of the New Premises is free from any patent or latent defects.

15.                                 General Provisions.  In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control.  As modified by this Amendment, the Lease and all of Tenant’s obligations under the Lease are ratified and affirmed in their entirety.  This Amendment shall inure to the benefit of, and be binding on, Landlord and Tenant and their respective successors and assigns.  This Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the State of Utah.  This Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document.  Each individual executing this Amendment represents and warrants that such individual has been duly authorized to execute and deliver this Amendment in the capacity and for the entity set forth where such individual signs.

LANDLORD AND TENANT have executed this Amendment on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD:

CARRAMERICA REALTY, L.P.,

a Delaware limited partnership, by its general partner:

CARRAMERICA REALTY GP HOLDINGS, INC.,

a Delaware corporation

By

 /s/ Illegible

Its

 Managing Director

Date

 5/1/03

TENANT:

MUSICIAN’S FRIEND, INC.

By

 /s/ Robert Eastman

Print or Type Name of Signatory:

Robert Eastman

Its

 CEO

Date

 4/23/03

APPENDIX A

to

SECOND AMENDMENT TO LEASE

NEW PREMISES

The New Premises referred to in the foregoing instrument are shown on the attachment.

APPENDIX B

to

SECOND AMENDMENT TO LEASE

SPACE PLAN

The space plan referred to in the foregoing instrument is attached.